UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2014

JAMESON STANFORD RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0969619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 W. Knox Rd, #202, Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 29, 2014, the board of directors of Jameson Stanford Resources Corporation (the “Company”) has decided to terminate Michael Christiansen who has been serving as President and Chief Operating Officer of the Company due to the Company’s inability to compensate Mr. Christiansen at this time. Mr. Christiansen was appointed President and COO on May 27, 2014. Mr. Christianson’s departure is not related to any disagreement with the Company’s accounting, operating policies or practices.

Joseph Marchal, the Company’s Executive Chairman of the Board, shall serve as President and COO.

There is no arrangement or understanding between Mr. Marchal or any other person, pursuant to which Mr. Marchal was appointed President and COO. Mr. Marchal has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Marchal has not received any compensation in connection with his appointment as President and COO.

At this time, the Company does not have any written employment agreement or other formal compensation agreements with Mr. Marchal. Compensation arrangements are the subject of ongoing development and the Company will make appropriate additional disclosures as they are further developed and formalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON STANFORD RESOURCES CORPORATION

Date: July 30, 2014	By:	/s/ Donna S. Moore
Donna S. Moore, Secretary